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                                                                    EXHIBIT 10.1

[AGCO LOGO]     AGCO Corporation
                4205 River Green Parkway Duluth, GA USA 30096-2584 www.agcocorp.com
                Telephone 770.813.9200

April 21, 2004

Dear Bob,

This letter will confirm certain amendments to the contractual employment arrangements between the Company and yourself.

1.   APPOINTMENT:

Upon the appointment of a new President and Chief Executive Officer (and his receipt of the necessary Visa), you will no longer hold the positions of Executive Chairman, President, and Chief Operating Officer. You will continue to hold the title of Chairman of the Board. No change will be made in your compensation and fringe benefits between the appointment date of the new CEO and January 1, 2005, with the exception of your incentive compensation as detailed below. Your status and compensation as Chairman of the Board will be reviewed annually. However, it is to be expected that your time spent on insuring the success of the new CEO will decline rapidly and your compensation will be commensurate with competitive companies and company policy.

2.   BENEFITS

Your current compensation, fringe and other benefits shall continue unchanged until December 31, 2004, except that your bonus (IC Plan) shall be calculated pro-rata on the period from January 1, 2004, to the date of your appointment as Chairman. If earned, your bonus shall be paid as normal in early 2005.

3.   SPECIAL BONUS

In order to promote a successful transition of duties and responsibilities to the new President and Chief Executive Officer, you will be entitled to a Special Bonus of $500,000 (five hundred thousand dollars) upon a successful completion of the transition by December 31, 2004. Payment will be made no later than January 31, 2005.

4.   LTIP

Your membership of the LTIP IV Plan will continue through the end of 2004 and will then cease.

5.   RETIREMENT BENEFITS

The Commencement Date for the Retirement Benefits to which you are contractually entitled (such as, for example, AGCO Supplemental Executive Retirement Plan, restructured Split dollar Program and S.401K benefits) will be January 1, 2005

   AGCO - AGCO ALLIS - AGCOSTAR - CHALLENGER - FARMHAND - FENDT - FIELDSTAR - GLEANER - GLENCOE - HESSTON - LOR*AL MASSEY-FERGUSON - NEW IDEA - ROGATOR - SISUDIESEL - SOILTEQ - SPRA-COUPE - SUNFLOWER - TERRAGATOR - TYE - VALTRA -
                    WHITE - WILLMAR AGCO FINANCE - AGCO PARTS

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6.   This letter constitutes termination of the arrangements set out in the contract amendment letter of July 23, 2003 effective December 31, 2004.

7.   GOVERNING LAW

The validity, construction and enforcement of this agreement shall be governed by the laws of the State of Georgia.

Please indicate your acceptance of these terms by signing and returning the attached copy of this letter.

       /s/ CSD Lupton                             /s/ R.J. Ratliff
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   (for) Board of Directors                       Robert J. Ratliff
       AGCO Corporation